EXHIBIT 10.1

TECHNICAL KNOWHOW LICENSE

AND SERVICING AGREEMENT

This Technical Knowhow License and Servicing Agreement (this “Agreement”), effective as of July 1, 2021, is made and entered into by and between Coinllectibles Limited, a company incorporated in the British Virgin Islands with a Branch office in Singapore, with office located at address 138 Cecil Street #13-02 Cecil Court Singapore 069538 (hereinafter the “Licensee” and “Customer”), and Marvel Digital Group Limited, a company incorporated in the British Virgin Islands with a Branch office in Singapore, with a registered address located at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (hereinafter the “Licensor” and “Service Provider”).

Whereas, Licensor and Licensee desire to enter into a transfer of Technical Knowhow and in which Service Provider will provide description of services to Customer.

Now, therefore, in consideration of the mutual promises and undertakings herein contained, the parties, intending to be legally bound, do hereby agree as follows:

1. Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

a.	“Technical Knowhow” means the technical knowhow as fully described in item 2

b.	“Services” means any and all services specified in the Statement of Work (as defined in item 3).

c.

“Deliverables” means any tangible property with the implementation of the Technical Knowhow, including software media, delivered to Customer under this Agreement, as specified in the Statement of Work.

d.	“Project” means the combination of Services and Deliverables to be provided under this Agreement.

2. Technical Knowhow

Auto texture model scanning system; Auto laser 3D model scanning system; Zbrush Plugin, Scan3Dmotion Software for Licensee.

a. Description of Technical Knowhow

Item	Description
1

Auto texture model scanning system (Collect high resolution scanned texture data)

- Equipped camera with ultrahigh resolution 102MP sensor x 5 pcs

- Custom made shooting studio (dimension: 2.5m x 1m)

- With lighting system and smart turntable

- Proprietary operational software application

- Auto sync collected data to cloud storage

2

Auto laser 3D model scanning system (Collect high polygon scanned model data)

- Equipped with EinScan Pro Hybrid scanner

- Custom made shooting studio (dimension: 2.5m x 1.5m)

- With lighting system and smart turntable

- Proprietary operational software application

- Auto sync collected data to cloud storage

3

Zbrush Plugin

- Snap Calibration: Calibrate texture data and model data

- Advanced viewport: Make the viewport easier to use by grouping and simplify the visible buttons, also provide new method for model observation

- UV tool: Provide more approaches for UV creation and manipulation

- Easy masking: Add more subtle options to improve the current masking tools

- Sub-tool manager: Add function to manage sub-tool like file manager

- Hair generator: Generate hair more easily and modify hair with native approach

4

Scan3Dmotion Software

- Standalone 3D engineering software

- Professional application interface with full range 3D toolset

- Adapt cloud data collected from Auto texture model scanning system & Auto laser 3D model scanning system

- Generate 3D assets, model, texture, render, run simulations, and animate

- Compatible with different 3D formats (eg. fbx/obj/stl/max/3ds, etc)

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b. Technical Knowhow License Period and Fee

Licensor shall grant the license of implementation the Technical Knowhow to the tangible items to the Licensee in US$2,000,000 for four (4) years.

3. Statement of Work

a. Implementation the Technical Knowhow

The work which the Service Provider shall perform is specified as below:

Service Provider shall perform and deliver the Customer by the implementation the Technical Knowhow as set forth in Item 2 to the tangible items as instructed from time to time by the Customer against and subject to the terms and conditions of this Agreement.

The Service Provider performs production for each Deliverables and deliver to the Customer within ninety (90) days upon commencement of production. Customer deserves rights to examine progress during production period.

b. Service Fee

25% of the sale or auction price of the Deliverables quoted by the Customer in marketplaces.

4. Term

The term of this Agreement shall commence on July 1, 2021 to 30 June 2025, and shall continue thereafter until terminated in writing by one of the parties, or as provided in Section 12 below.

5. Terms of payment

a. Payment channel

By bank transfer whereby the Service Provider specify a bank account to the Customer over the Term

By digital currencies whereby the Service Provider specify a wallet address to the Customer over the Term.

b. Payment schedule

License Fee

License fee shall payable upfront upon on the effective date of the Agreement.

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Service Fee

Customer will receive invoices based upon the billing/payment schedule contained in the applicable Statement of Work. Invoices will contain a description of the Services or Deliverables provided. Invoices are due and payable within thirty (30) days to the Service Provider. If any invoice is not paid when due, Licensor may suspend provision of Services and/or Deliverables without liability or penalty until final resolution of the matter.

6. Deliverables

Except for commercial off-the-shelf type products where the license for such products is contained in the applicable Statement of Work, Customer shall have exclusive unlimited ownership rights to all Deliverables developed under this Agreement.

All of the foregoing shall be deemed to be work made for hire, except as hereafter specified, and belong to Customer, with Customer having the sole right to obtain, hold, and renew, in its own name or for its own benefit, patents, copyrights, registrations, or other appropriate protection.

Licensee acknowledges that Licensor uses, or may develop hereunder, methods, concepts, code sequences, format, sequence structure, organization, menu command hierarchy, templates, masks, user interface, techniques, program organization, database structuring techniques, and the like (Licensor proprietary items) that are proprietary to Licensor.

It is agreed that these Licensor proprietary items shall remain the sole and exclusive property of Licensor. Licensor grants Licensee a perpetual, non-exclusive, paid-up license to use Licensor proprietary items subject to the following:

a.	Licensee may use Licensor proprietary items solely in connection with the products purchased hereunder, for the purpose for which those products were originally purchased.

b.	Licensee may not transfer, sell, or otherwise dispose of any Licensor proprietary items without the prior written consent of Licensor.

c.	This license gives no title or ownership rights in Licensor proprietary items or related intellectual property to Licensee.

d.

Licensee agrees to retain or reproduce on all copies of any Licensor proprietary items all copyright notices and other proprietary legends and all trademarks or service marks of Licensor or any third party.

e.	Licensee will have no rights to assign or sell the license granted herein to others.

f.

Licensee grants Licensor a perpetual non-exclusive, paid-up license to use all portions of the Deliverables first developed by Licensor during the performance of this Agreement, not to include content or any material provided to Licensor by Licensee.

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7. Acceptance

The Deliverables, if any, shall be deemed accepted by Customer upon completion  of the following acceptance test:

a.

Immediately upon receipt of said Deliverables, Customer shall promptly perform testing of the Deliverables to confirm that the Deliverables perform in accordance with the documentation or other standards applicable thereto as set forth in the Statement of Work.

b.

Customer shall either promptly provide Service Provider with written acceptance of the Deliverables, or deliver to Service Provider a detailed written statement of nonconformities to be corrected prior to Customer’s acceptance of the Deliverables. Unless otherwise agreed to in writing by the parties, Service Provider will redeliver corrected Deliverables to Customer within a reasonable amount of time after receipt of such statement of nonconformities.

c.

Following redelivery of corrected Deliverables, a new acceptance test shall be immediately commenced by Customer. Any such written statement of nonconformities shall provide sufficient detail to enable Service Provider to remedy the failure to conform to the completion criteria.

If Customer fails to provide a written acceptance or a written statement of nonconformities within five (5) days of initial receipt of said Deliverables or such other mutually acceptable period as defined in the applicable Statement of Work, or within five (5) days of re-delivery of said corrected Deliverables or such other mutually acceptable period, the Deliverables shall be deemed immediately accepted by Customer.

8. Warranties and remedies

a.	Licensor warrants Deliverable functionality substantially as defined in the Statement of Work for a period of seven (7) days following final delivery.

b.	Licensor warrants that with respect to any Deliverable assigned by Licensor to Licensee that Licensor has the right to transfer title to Licensee.

c.	Licensor further warrants that to its knowledge the Deliverables do not infringe any intellectual property right held by a third party.

d.

Licensee’s sole and exclusive remedy and Licensor’s only obligation for breach of the warranty hereunder will be, at Licensor’s option, to correct any material errors in provision of Services or to replace or repair Deliverables which do not conform to the warranty.

In order for Licensee to exercise this remedy, Licensee must give Licensor written notice of such nonconformity within the warranty period, and Licensor must determine that any nonconformity did not arise due to any cause specified below.

Licensor shall be given free and full access to deliverables to make corrections, and Licensee shall promptly inform Licensor of any changes in the location of Deliverables during the warranty period. If this remedy is adjudged to have failed of its essential purpose, Licensor’s total liability will be to refund the price paid to Licensor by Licensee for the nonconforming Deliverables.

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The remedy provided by Licensor for breach of warranty does not include the following, which may be provided, at Licensor’s sole option, at Licensor’s then-current time and materials rates:

i.	Repair of damage caused by events beyond Licensor’s reasonable control.

ii.	Repair of damage caused by Licensee’s improper installation, relocation, or rearrangement of Deliverables.

e.

Except for the warranties stated in this Section, Licensor DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THE SERVICES AND DELIVERABLES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES AGAINST NON-INFRINGEMENT.

Licensor expressly does not warrant that the operation of Deliverables which are software shall be uninterrupted or error-free; or that Deliverables will operate on any system, or with any software, other than the system with which the Licensor tested such Deliverables. Licensor does not warrant any third-party software development tools. Licensor specifically does not warrant the accuracy of any technical or subject matter content of the courseware or software that is based upon information or direction provided by Licensee.

9. Limitation of liability

The total liability of Licensor to Licensee from any cause whatsoever, will be limited to the lesser of Licensee’s actual damages or the Service Fee paid to Licensor for those Services and Deliverables that are the subject of Licensee’s claim.

In no event will either party be liable for SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, including but not limited to loss of profits, revenues, data or power, damage to or loss of the use of products, damage to property, claims of third parties, including personal injury or death, suffered as a result of provision of Services or use of Deliverables.

Time for Claims: All claims against Licensor must be brought within one (1) year after the cause of action arises and Licensee waives any statute of limitations which might apply by operation of law or otherwise.

10. Indemnification

Licensee shall defend, indemnify, and save Licensor harmless, at Licensee’s own expense, against any action or suit brought for any loss, damage, expense or liability that may result by reason of an infringement of any patent, trademark, copyright, or trade secret based upon the normal and intended use of the Deliverables furnished to Licensor hereunder.

Should any of the Deliverables furnished to Licensor hereunder become the subject of a claim of any infringement of a patent, trademark, copyright, or trade secret, Licensee shall, at its option and expense, deliver non-infringing material, modify the material so that it becomes non-infringing, or procure for Licensor the right to continue using Licensee’s infringing material.

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Licensee agrees to indemnify and hold Licensor harmless against all claims, liabilities, demands, damages, or expenses (including attorneys’ fees and expenses) arising out of or in connection with Licensee’s use of the Deliverables.

11. Force majeure

Neither party shall be liable for failure to perform, nor be deemed to be in default, under this Agreement for any delay or failure in performance resulting from causes beyond its reasonable control, including but not limited to failure of performance by the other party, acts of state or governmental authorities, acts of terrorism, natural catastrophe, fire, storm, flood, earthquake, riot, insurrection, civil disturbance, sabotage, embargo, blockade, acts of war, or power failure. In the event of such delay, the date of delivery or time of completion will be extended by a period of time reasonably necessary to overcome the effect of any such delay.

12. Termination

Licensee reserves the right to terminate a Service in whole or in part, upon 7 days written notice to Licensor. In the event the Project is terminated by Licensee prior to completion, Licensor shall use its best efforts to conclude or transfer the Project, as directed by Licensee, as expeditiously as possible.

Licensor shall not undertake further work, incur additional expenses, or enter into further commitments with regard to the Project after receiving such notice of termination from Licensee, except as mutually agreed upon by the parties. In the event of termination of a Project as described above, Licensor shall be entitled to compensation as follows:

a.	All payments due and owing under this Agreement at the time of Licensor’s receipt of the written notice of termination for work completed and in progress;

b.

Reimbursement for any non-cancellable services and commitments entered into by Licensor, in connection with the Project being terminated, provided Licensor provides Licensee with documentation of completion of work or expenses incurred.

Termination of the Project shall not affect either party’s obligations in connection with any other ongoing Projects and the rights and obligations of all non-terminating parties to the Agreement shall remain in full force and effect.

Failure by either party to comply in any material respect with any of its obligations in this Agreement shall entitle the other party to give notice to the party in default requiring it to cure such default. If such default is not cured within seven (7) days after receipt of such notice, the notifying party shall be entitled to terminate this Agreement by giving notice of such termination to take effect immediately.

The right of either party to terminate this Service Contract, as herein provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

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13. Delay or suspension of work

If Licensee’s acts or failure to act causes Licensor to delay or suspend performance of Services, Licensor and Licensee will mutually agree to one of the following remedies:

a.	Licensor will use reasonable efforts to continue performance as practicable under the circumstances and Licensee will continue to make all scheduled payments; or

b.	Licensor will re-assign personnel to extend Licensor’s work schedule without liability, and Licensee will pay all additional costs, if any.

Notwithstanding the above, Licensor shall have the right to invoice Licensee for any work performed to date of suspension.

14. Confidentiality

Licensor and Licensee acknowledge that during the course of the performance of a Project, information of a confidential nature may be disclosed between the parties. Such information, excluding the Deliverables and any other information incident to the Deliverables that a party could reasonably be expected to be provided to the other party as contemplated hereunder, shall be considered confidential information (“Confidential Information”).

Neither party has the right to disclose the Confidential Information of the other, in whole or in part, to any third party, and neither party will make use of the Confidential Information of the other for its own or a third party’s benefit or in any way use such Confidential Information other than for the purposes of performance of this Agreement without the prior written consent of the disclosing party. Each party agrees to take all steps reasonable to protect the other’s Confidential Information from unauthorized use and/or disclosure.

The parties agree not to copy in whole or in part, any Confidential Information nor modify the same in any way without prior written consent from the other party. Neither party will be liable to the other for the disclosure of Confidential Information if, as shown by clear and convincing evidence, the Confidential Information: (a) is generally known to the public at the time of disclosure by the disclosing party; or (b) becomes generally known to the public through no fault of the receiving party; or (c) was lawfully in the possession of the receiving party prior to signing this Agreement; or (d) is subject to applicable United States laws or a valid court order requiring disclosure of such Confidential Information.

In any judicial proceeding, it will be presumed that the Confidential Information in question constitutes protectable trade secrets of the disclosing party, and the receiving party shall bear the burden of proving that the Confidential Information was publicly or rightfully known or disclosed.

15. Publicity

Licensor may use Licensee’s name or mark and identify Licensee as a client of Licensor, on Licensor’s website and/or marketing materials. Licensor may issue a press release, containing Licensee’s name, related to any award under this Agreement.

Neither party will use the other party’s name or marks, refer to or identify the other party for any other reason, except as established in this section, without such other party’s written approval. Any approval required under this Section shall not be unreasonably withheld or delayed by either party.

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16. General terms

a.	This Service Contract shall be deemed to have been made, executed and delivered in state of the Republic of Singapore and shall be construed in accordance with the laws of the Republic of Singapore.

b.

Notices

Notice to be given by either party under this Agreement shall be sent by certified mail, express overnight delivery, or telecopy to the attention of the other party at the addresses of the parties as first set forth above.

c.

Severability and assignment

The invalidity or unenforceability, in whole or in part, of any provision in this Agreement shall not affect in any way the remainder of the provisions herein. This Agreement may not be assigned by Licensee without Licensor’s consent.

d.

Entire agreement

This Agreement, together with any other materials referenced in or expressly made a part of the Agreement, constitutes the final and entire Agreement between Licensor and Licensee and supersedes all prior and contemporary agreements, oral or written.

e.

Counterparts

The Parties hereto agree that digital signatures shall be as effective as if originals. This Agreement may be executed via email in any number of counterparts, all of which taken together shall constitute one and the same agreement.

This Agreement is duly executed by the duly authorized representatives of the parties as set forth below:

Marvel Digital Group Limited	Coinllectibles Limited

Signature & Company Chop	Signature & Company Chop

Date:	Date:

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